Exhibit 15.3

Our ref     JVZ/722319-000001/28510241v2

FinVolution Group

Building G1, No. 999 Dangui Road

Pudong New District, Shanghai 201203

The People’s Republic of China

25 April 2024

Dear Sir or Madam

FinVolution Group

We have acted as legal advisers as to the laws of the Cayman Islands to FinVolution Group, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”), which will be filed with the SEC in the month of April 2024.

We consent to the reference to our firm under the heading “Item 3. Key Information—Enforceability of Civil Liabilities” in the Annual Report. We consent to the incorporation by reference of our opinion regarding the legality of certain ordinary shares being registered into the Company’s registration statement on Form S-8 (File No. 333-224011) that was filed on 29 March 2018, and the Company’s registration statement on Form S-8 (File No. 333-274381) that was filed on 7 September 2023. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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